PLANTRONICS, INC. (POLY) CONFLICT MINERALS REPORT
FOR THE YEAR ENDED DECEMBER 31, 2021

Introduction
This Conflict Minerals Report for the calendar year ended December 31, 2021 (“CY 2021”) is presented by Plantronics, Inc. (“Poly”, “Company”, “we” or “our”) (NYSE: POLY) to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies subject to Rule 13p-1 are required to perform certain procedures and to disclose information about the use of “conflict minerals” which include coltan, cassiterite, gold, wolframite, or their derivatives, which are limited to tungsten, tantalum and tin and gold (“3TG”) that are necessary to the functionality of the products such companies manufacture or contract to manufacture.

Poly Products
Poly is a leading global communications technology company that designs, manufactures, and markets integrated communications and collaboration solutions for professionals. We offer a comprehensive selection of premium audio and video products designed to work in an era where work is no longer a place and enterprise work forces are increasingly distributed. Our products and services are designed and engineered to connect people with high fidelity and incredible clarity. They are professional-grade, easy to use, and work seamlessly with major video and audio-conferencing platforms. Our major product categories are Headsets, Voice, Video, and Services. Headsets include wired and wireless communication headsets; Voice includes open Session Initiation Protocol and native ecosystem desktop phones, as well as conference room phones and speakerphones; Video includes conferencing solutions and peripherals, such as cameras, speakers, and microphones; Services includes a broad portfolio of offerings including video interoperability, maintenance and troubleshooting support for our solutions, as well as professional, hosted, and managed services that are grounded in our deep expertise aimed at helping our customers achieve their collaboration goals. Additionally, our cloud management and analytics software enables Information Technology administrators to configure and update firmware, monitor device usage, troubleshoot, and gain a deep understanding of user behavior. All of our solutions are designed to integrate seamlessly with a wide range of Unified Communications & Collaboration, Unified Communication as a Service, and Video as a Service platforms, allowing our customers the flexibility to use the communications platform of their choice.

Poly conducted an evaluation of Poly products sold by Poly that were manufactured or contracted to be manufactured in CY 2021 to determine the likely presence of the 3TG. This evaluation was done by reviewing specifications, drawings, material declarations submitted by suppliers, and Conflict Minerals Reporting Templates (CMRTs) submitted by suppliers in previous reporting years. Our evaluation led to the conclusion that all of our products manufactured or contracted to be manufactured contain components we believe are likely to contain 3TG necessary for the functionality of those products and are therefore within the scope of Rule 13p-1 and the related rules and regulations.

Poly’s Conflict Minerals Program
Poly is fully committed to sourcing 3TG responsibly.

As a downstream company, Poly does not directly purchase 3TG from mines, smelters or refiners, nor has business relationship with these entities or visibility of the 3TG movement in the industry, but does purchase components, materials and products that may contain 3TG. Therefore, Poly collaborates with suppliers, industry peers, and other stakeholders to meet program goals and customer expectations.

We are members and active participants in the Responsible Minerals Initiative (RMI). The RMI provides members with tools such as CMRTs and resources to make responsible sourcing decisions. In addition, in 2021, we served as co-chair of the China Smelter Engagement Team (SET) to help and encourage smelters or refiners (SORs) participate in a third-party audit program.

Reasonable Country of Origin Inquiry (RCOI)
Upon determination of the presence of 3TG in our products, Poly conducts a RCOI to determine whether any necessary 3TG contained in the products originated from the Democratic Republic of the Congo (the “DRC”), the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, or Angola (collectively the “Covered Countries”), or were from recycled or scrap sources.

Poly evaluated suppliers from whom we had purchased materials used in products manufactured in calendar year 2021. The full supplier list of two hundred and forty-six (246) direct suppliers excludes those that provide services, packaging, collateral, or tooling which are not necessary to the functionality of the products, narrowing the list to two hundred and five (205) direct suppliers of materials necessary to the functionality of our products. We used engineering evaluation, material disclosures and previous year submissions to determine that fifty-three (53) suppliers, which represent over 98 percent of our direct spend, provided materials, components and products contained or were likely to contain 3TG.

We conducted a RCOI by asking those 53 suppliers providing components and parts deemed necessary for the functionality of the products and expected or known to contain 3TG to complete the Conflict Minerals Reporting Template (CMRT) to verify the presence of 3TG and to determine the facilities – smelters or refiners - processing those minerals with the greatest possible specificity. We analyzed the information gathered through this supply chain survey. The data on which we relied to determine the country of origin of the minerals was obtained through our membership in the RMI (member ID 0001695384).

The information obtained in the survey indicated that there was reason to believe that a portion of the 3TG used in Poly products may have originated in the Covered Countries and were not exclusively from scrap or recycled sources, triggering the due diligence steps described in the following sections.

Design of Due Diligence Measures
Poly’s due diligence measures for Conflict Minerals are designed to conform, in all material respects, to the framework in the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2016) including the Supplement on Tin, Tantalum and Tungsten, as well as those portions of the OECD Supplement on Gold applicable to downstream companies (collectively the “OECD Guidance”).

In accordance with the five step OECD Guidance, our measures are designed to determine, to the best of our ability, the source of the 3TG materials necessary for the functionality and/or production of our products, to ascertain if the materials originated in one of the Covered Countries, and if so, whether armed groups directly or indirectly benefited as a result.

Due Diligence Measures Performed

Poly has designed due diligence measures modeled after the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas (Third Editions, OECD 2016) and related Supplements (the “OECD Guidance”). For this reporting period, the due diligence measures we performed described below:

OECD Step 1: Establish Strong Internal Company Management System

•Poly maintains a cross functional Conflict Minerals team consisting of senior representatives from Quality (Senior Director, Quality Excellence), Operations/Materials (Procurement Director, NPD and Sr. Global Supply Manager), Legal (Chief Legal and Compliance Officer), Compliance (Director, Global Compliance), and members of their staff.

•Poly’s Conflict Minerals Policy states our expectations for suppliers to share our commitments and conduct due diligence practices to assure products and components supplied to Poly are DRC Conflict-free, the policy is publicly available at: https://www.poly.com/us/en/company/corporate-responsibility/product-stewardship. We continue to enhance control methods and procedures in which an escalation process is created for discrepancies and findings that route to the commodity managers and/or CPO as appropriate, related records are maintained pursuant to our records retention policy.

•We maintain a grievance reporting system open to both employees and suppliers through our ethics reporting system at https://www.poly.com/us/en/company/corporate-responsibility/product-stewardship. Alternatively, grievances specifically relating to Conflict Minerals may be submitted directly to RMI at http://www.responsiblemineralsinitiative.org/minerals-due-diligence/risk-management/grievance-mechanism/. Submissions under either reporting system can be made anonymously to voice concerns and/or report suspected non-compliance.

•In addition to the annual survey using the CMRT, our supplier quality team conducts Conflict Minerals Ongoing Compliance surveys of selected first tier suppliers’ conflict minerals due diligence programs. These surveys assess policy, training, record retention and data validation. Supplier obligations and requirements in this regard have been incorporated into the Supplier Code of Conduct, which is also available on the Corporate Social Responsibility section of our website. In addition, Conflict Minerals Requirements, including due diligence and participation in annual supplier survey, are included in our controlled “Purchasing & Supplier Management” methods and procedures document. Poly purchase orders and contracts include a supplier Conflict Minerals Due Diligence expectations clause.

•Poly establishes and maintains long term relationships with the majority of our first tier original design manufacturers, contract manufacturers, and component suppliers to facilitate engagement and improve due diligence performance of 3TG facilities.

•Since we have limited direct relationships with any facilities processing 3TG, we are an active participant in the Responsible Minerals Initiative (RMI) (http://www.responsiblemineralsinitiative.org/about/members-and-collaborations/) to aid the development of conflict free supply chains at the SOR level and further upstream.

•We use a software tool to analyze data and information based upon incoming CMRTs and to improve management and auditability of supplier communications. The software is linked to the RMI database and is regularly updated regarding SOR operational status, conformance to third party audit standards, as well as RCOI information.

OECD Step 2: Identified and Assessed Risk in the Supply Chain

•We conducted a supplier survey of the fifty-three (53) direct first tier suppliers providing products or components within scope of the rule; necessary for the functionality of our products and likely to contain 3TG. The survey required that the supplier return the current version of the CMRT (6.01 or higher). Our request included information to inform the suppliers of Poly’s reporting obligations under the Conflict Minerals Rule as well as the assistance required from our supply chain, and the resulting expectations for the sourcing of conflict minerals. A link to the Poly’s Conflict Minerals policy was included in the request.

•Reminders, late notices, delinquent notices and phone calls were sent and made to non-responsive suppliers. Commodity managers, buyers, supplier quality engineers were involved in escalation after the time of the delinquent notices. We have not found it necessary to restrict business or disengage from any currently active suppliers due to failure to respond to the survey at this point.

•All incoming CMRTs underwent a two-step review process. The first step is a PASS/FAIL check by our Conflict Minerals software for completeness and internal consistency of the declaration and submitted SOR list. A message was automatically sent by the software system to suppliers submitting CMRTs containing errors, with an explanation of the error and a request for corrective action and re-submission.

•In addition to direct suppliers, we used a data mining service to obtain conflict minerals information, also using the RMI CMRT, from thirty-eight (38) manufacturers of critical and high usage off-the-shelf components with whom we had no direct relationship.

•Once CMRTs passed this first evaluation, they were then evaluated by internal Environmental Compliance Managers on an ACCEPT/MODIFY basis for consistency with the known content and complexity of the products or components provided. A message was sent to suppliers submitting CMRTs found insufficient or incomplete with an explanation and request for corrective action. We continued to communicate with those suppliers to improve the content and quality of their responses. Eventually, one hundred percent (100%) of the suppliers responded by returning a CMRT, and ninety-eight percent (98%) of those responses were accepted after review and, in some cases, required follow up corrections.

•Facilities processing 3TG reported by our supply chain are categorized, based on information available through RMI, as

*SORs eligible to participate in a recognized audit program
*Entities determined to not be eligible, active SORs during the reporting period
*Entities alleged to be SORs, whose business could not be determined during the reporting period

•In addition to SORs known to, or believed to possibly, source from the Covered Countries and who were not validated as conflict free, Poly believes non-eligible, alleged and non-responsive SORs declining to participate in any audit program as a source of risk, since the actual source of the 3TG is not known.

•In 2021, sixteen (16) surveys of existing suppliers were performed using the Conflict Minerals Compliance survey to evaluate for components or products potentially containing 3TG. No deficiencies were found and the surveys were successfully completed. In addition, suppliers being considered for components or products potentially containing 3TG must also undergo the Conflict Minerals Compliance Survey to be approved as a new supplier to Poly.

OECD Step 3: Designed and Implemented a Strategy to Respond to Identified Risks

•We reported the findings derived from our RCOI and due diligence efforts to the Poly Conflict Minerals team, which include top management from Procurement, Compliance, Quality and Legal departments.

•We are members and active participants in RMI, and we co-chair in China Smelter Engagement Team, which is a working group under RMI that conducts outreach in coordination with RMI to encourage SORs that have not been validated as DRC conflict free by a recognized conflict free program such as Responsible Minerals Assurance Process, London Bullion Market Association, Responsible Jewelry Council or Tungsten Industry-Conflict Minerals Council, to enter such a program.

•We use a risk mitigation strategy for suppliers who did not comply with Poly’s Conflict Minerals Policy, including collaborative efforts from cross functional departments within Poly to communicate with suppliers to reinforce our policies and requirements. We provide remote training and support to suppliers, and conduct supplier audits including corrective action plans for suppliers to remediate deficiencies identified.

•We require suppliers provide information regarding all sources of 3TG in their supply chain. We review this information for accuracy and consistency. We give feedback to suppliers of their RCOI in their supply chain and request further information when a response is considered insufficient.

•We inform suppliers of potential high risk SORs in their supply chain, and request confirmation of the SORs’ presence and possible disengagement. In 2021, we directed our suppliers to remove 4 smelters and refiners that were delisted from a third-party program, had environmental issues, or didn’t commit to responsible sourcing of minerals basing on RMI RCOI. Because one direct supplier was unable to meet our expectation to disengage with one high-risk smelter in due time, we arranged to source an alternative conforming component from another supplier, and the high-risk smelter was removed from our purchases in 2022.

OECD Step 4: Carry Out Independent 3rd Party Audit of Supply Chain Due Diligence

•Poly worked within industry initiatives to implement validation of DRC conflict free SORs as outlined in OECD Guidance for downstream companies. We supported RMI’s Responsible Minerals Assurance Process (RMAP) initiative through directly or indirectly engaging with SORs to encourage them to participate in the program or other recognized third-party schemes.

•We relied on the results of audits conducted by RMAP and cross-recognized programs London Bullion Market Association (LBMA), Responsible Jewelry Council (RJC) and Tungsten Industry- Conflict Minerals Council (TI-CMC) to determine SORs’ Due Diligence Practices.

OECD Step 5: Report Annually on Supply Chain Due Diligence

Our Form SD and this Report together constitute our annual report on our Conflict Minerals Due Diligence. These have been filed with the SEC and are available on our website at https://www.poly.com/us/en/company/corporate-responsibility/product-stewardship.

Results of Due Diligence Performed

•In 2021, sixty-eight percent (68%) of returned CMRTs from our direct suppliers are provided on company level, and thirty-two percent (32%) are on product level, therefore, the list of processing facilities contained in this report may contain more facilities than those that actually processed the conflict minerals contained in our products.

The total number of unique entities reported as SORs by the Poly supplier base as result of the 2021 Supplier Survey was three hundred and fourteen (314). Of these, two hundred and ninety-eight (298) have been confirmed as being legitimate operating SORs by RMI, sixteen (16) are known to not be operational SORs during 2021, and there were no SORs that were reported with status that could not be confirmed as of our cutoff date of March 17, 2022.

•Of the two hundred and ninety-eight (298) legitimate SORs reported by the supplier base, two hundred and thirty-two (232) had been validated as being in conformance with a RMI cross-recognized conflict free audit protocol (RMAP, LBMA, or RJC). Another nineteen (19) were actively engaged in the process, in communication with RMAP, or participating in another cross-recognized program, but had not achieved conformant status as of March 17, 2022. Forty-seven (47) eligible reported SORs are not participating in a compliance scheme and have status of:

*Outreach Required: thirty-two (32) have not yet been convinced to participate in any audit program, but efforts to encourage them will continue. On-site outreach during the COVID-19 pandemic was not possible, making it more difficult to communicate with certain suppliers. We relied on virtual outreach as an alternative approach to communicate with suppliers to participate in audit programs.

*Non-conformant: ten (10) do not conform, failed audit, previously conformant, but did not complete re-audit or corrective action in a timely manner. On March 7, 2022, LBMA suspended six (6) Russia-located gold facilities from LBMA’s Good Delivery List (GDL) in light of UK/EU/US sanctions. Poly is working diligently to remove these smelters from our supply chain.

*Communication Suspended: five (5) are not interested in participating in a third-party audit program.

Sixteen (16) entities were reported by our supply chain that are not currently considered eligible. These SORs had all been classified as operating SORs and listed on the CMRT at some time. They were reclassified by RMI due to either a change in their business operations or having either temporarily or permanently suspended operations. These are not included on the smelter list.

•Of the two hundred and ninety-eight seven (298) legitimate SORs reported by the supplier base, we determined during RCOI that, as of Mar 17, 2022, that there was no reason to believe that one hundred and thirteen (113) of the SORs sourced or may have sourced any minerals from the Covered Countries.

•Of the remaining SORs with definitive RCOI information available through RMI or other publicly available information, twenty-two (22) were known or reasonably believed to directly or indirectly source minerals from the DRC or the surrounding countries and may not have been from recycled or scrap sources. All twenty-two (22) SORs are conformant through RMAP or other independent, third-party audit program. The facilities not eliminated during RCOI, along with the location of the facility and the conflict free status are listed in Table I. All origin countries believed to be the source of 3TG in our products during 2021 are listed in Table II.

Smelters and Refiners Reported by Our Supply Chain by Year
Reporting Year	Total Eligible	Total Conformant	% Conformant
2014	159	76	48%
2015	299	214	72%
2016	336	246	73%
2017	320	250	78%
2018	324	255	79%
2019	286	236	83%
2020	276	237	86%
2021	298	232	78%

We believe that the conformance rate declined year over year as a result of continuing impacts of the pandemic, inability to conduct onsite visits in many instances and the global impacts of the conflict in Ukraine, including Russian sanctions.

•The SOR information collected from our supplier base continued to include a number of eligible SORs that had not been audited and validated as conformant by the RMAP, or any other cross recognized program. The existence of such facilities in our supply chain is sufficient to prevent us from declaring with certainty that no armed groups directly or indirectly benefitted as a result of the mining, transport for processing of 3TG in our products. For these reasons, we are unable to determine that any of our products or product categories are DRC Conflict Free.

•Poly is aware of OECD Annex II or other risks in the 3TG supply chain unrelated to financing conflict in the DRC and adjoining countries. These risks include, but are not limited to, material sourced in conflict risk areas other than the DRC, SORs in countries under sanction or wholly or partially owned by individuals under sanction or securing raw materials from sanctioned entities. Other concerns are child or forced labor and money laundering. We will keep monitoring the SOR status in our supply chain and working closely with our suppliers as well as RMI to implement due diligence.

Inherent Limitations on Due Diligence Measures

As a downstream actor and purchaser of products which contain conflict minerals, our due diligence measures can only provide reasonable, not absolute, assurance relating to the sourcing of conflict minerals. Our processes are based on seeking data from our direct suppliers and those suppliers obtaining similar information from their supply chains to identify the original sources of the necessary conflict minerals. We also rely on information from mineral sourcing validation programs that may provide incomplete or inaccurate information and may be subject to fraud. Despite our efforts, our ability to influence suppliers is limited when we are multiple tiers away from the smelters in the supply chain.

Steps to be taken to further mitigate risk

We intend to take the following steps where possible to build on momentum established in previous years to improve the due diligence conducted, and to further mitigate the risk that the necessary conflict minerals in our products benefit armed groups in the Covered Countries or facilitate any other types of human rights violations.

•Continue to extend follow up to those suppliers that did not respond in 2021 in efforts to increase conformance and compliance

•Continue to reference the Poly Supplier Code of Conduct in purchaser orders and direct our suppliers to our Conflicts Minerals Policy Statement

•In coordination with RMI and industry peers, engage directly with selected SORs to help guide them through the RMAP audit process, and encourage participation in validation schemes through RMI

•Encourage our supply chain to source only from SORs either actively pursuing or assessed as conformant to a recognized third party scheme or confirmed as 100% recyclers to the greatest extent possible

•Work with our supply chain to reduce or discontinue sourcing materials from SORs that have consistently refused to participate in any conflict free programs, or SORs that have failed audits or declined to undergo re-audits

•Implement procedures to facilitate removal of SORs considered high risk for reasons other than DRC conflict, including United States government or other sanctions or OECD Annex II issues

Table I. Plantronics, Inc SOR List

The list of reported SORs and status is as of March 17, 2022. RCOI data from RMI is as of March 15, 2022. The list includes all the two hundred and ninety eight (298) legitimate SORs reported by Poly supplier base, as the majority of our suppliers responded to surveys at a company level rather than with respect to specific products, and due to the complexity of the electronics supply chain, as well as the diversity of both our products and our suppliers’ products, we cannot conclude with certainty that material from all of the SORs reported by our supply chain and included in this report are actually contained in Poly’s products.

“Country” refers to the location of the facility, not the source of minerals. The SOR location was not used for RCOI, since it does not necessarily determine the source of the ore, although SOR location near abundant mineral resources can be an indicator of mineral sourcing.

Status is defined as:

Conformant: SORs that have been audited and have been validated as compliant with the RMAP SOR Program or cross recognized (LBMA, RJC) assessment protocols.

Active: On RMI Active list and have committed to undergo a RMAP or cross recognized third-party audit.

In Communication: On RMI list and not yet active, but in communication with RMAP and/or member company.

Communication Suspended: On RMI list and communication with RMI towards a RMAP audit has been suspended.

Outreach Required: eligible SORs who have not yet completed a RMAP or cross recognized audit validating a conflict free process. This status includes some SORs indicating that they do not want to participate in a recognized validation system. Many claim the reason to be that they process only scrap or ore from their own mines and do not source ore from the Covered Countries. While this may be true, with no audit for verification, they are considered as “may source from Covered Countries”.

Non-Conformant: SORs that failed RMAP audit, did not complete audit or re-audit corrective actions in the allotted time, or have previously been audited and have been conformant with the RMAP SOR Program or cross recognized (LBMA, RJC) assessment programs, but have not undergone a re-audit within the required time frame.

Metal	Smelter: Smelter Name	Country	Status
Gold	8853 S.p.A.	ITALY	Conformant
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA	Conformant
Gold	Agosi AG	GERMANY	Conformant
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	Conformant
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES	Conformant
Gold	Alexy Metals	UNITED STATES OF AMERICA	Active
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	Conformant
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL	Conformant
Gold	Argor-Heraeus S.A.	SWITZERLAND	Conformant
Gold	Asahi Pretec Corp.	JAPAN	Conformant
Gold	Asahi Refining Canada Ltd.	CANADA	Conformant
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	Conformant
Gold	Asaka Riken Co., Ltd.	JAPAN	Conformant
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	Outreach Required
Gold	AU Traders and Refiners	SOUTH AFRICA	Non-conformant[1]
Gold	Augmont Enterprises Private Limited	INDIA	Active
Gold	Aurubis AG	GERMANY	Conformant
Gold	Bangalore Refinery	INDIA	Conformant
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	Conformant
Gold	Boliden AB	SWEDEN	Conformant
Gold	C. Hafner GmbH + Co. KG	GERMANY	Conformant
Gold	C.I Metales Procesados Industriales SAS	COLOMBIA	Active
Gold	Caridad	MEXICO	Outreach Required
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	Conformant
Gold	Cendres + Metaux S.A.	SWITZERLAND	Conformant
Gold	CGR Metalloys Pvt Ltd.	INDIA	Outreach Required
Gold	Chimet S.p.A.	ITALY	Conformant
Gold	Chugai Mining	JAPAN	Conformant
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	Conformant
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY	Outreach Required
Gold	Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES	Outreach Required
Gold	DODUCO Contacts and Refining GmbH	GERMANY	Conformant
Gold	Dowa	JAPAN	Conformant
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	Conformant
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN	Conformant
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN	Conformant
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN	Conformant
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	Conformant
Gold	Fujairah Gold FZC	UNITED ARAB EMIRATES	Outreach Required

Gold	Geib Refining Corporation	UNITED STATES OF AMERICA	Conformant
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	INDIA	Active
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA	Conformant
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA	Conformant
Gold	Guangdong Jinding Gold Limited	CHINA	Outreach Required
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA	Outreach Required
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	Outreach Required
Gold	Heimerle + Meule GmbH	GERMANY	Conformant
Gold	Heraeus Germany GmbH Co. KG	GERMANY	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	Conformant
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA	Outreach Required
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA	Outreach Required
Gold	HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF	Communication Suspended
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	Conformant
Gold	International Precious Metal Refiners	UNITED ARAB EMIRATES	In Communication
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	Conformant
Gold	Istanbul Gold Refinery	TURKEY	Conformant
Gold	Italpreziosi	ITALY	Conformant
Gold	Japan Mint	JAPAN	Conformant
Gold	Jiangxi Copper Co., Ltd.	CHINA	Conformant
Gold	JSC Novosibirsk Refinery	RUSSIAN FEDERATION	Non-conformant[2]
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	Non-conformant[2]
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	Conformant
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN	In Communication
Gold	Kazzinc	KAZAKHSTAN	Conformant
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	Conformant
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND	Conformant
Gold	Kojima Chemicals Co., Ltd.	JAPAN	Conformant
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	Conformant
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	Non-conformant[1]
Gold	Lingbao Gold Co., Ltd.	CHINA	Outreach Required
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA	Outreach Required
Gold	L'Orfebre S.A.	ANDORRA	Conformant
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	Conformant
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF	Conformant
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA	Outreach Required
Gold	Marsam Metals	BRAZIL	Conformant
Gold	Materion	UNITED STATES OF AMERICA	Conformant
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	Conformant
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	Conformant
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	Conformant
Gold	Metalor Technologies S.A.	SWITZERLAND	Conformant
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	Conformant
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO	Conformant
Gold	Mitsubishi Materials Corporation	JAPAN	Conformant
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Conformant
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	Conformant
Gold	Morris and Watson	NEW ZEALAND	In Communication
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	Non-conformant[2]
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY	Conformant

Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	Conformant
Gold	NH Recytech Company	KOREA, REPUBLIC OF	Conformant
Gold	Nihon Material Co., Ltd.	JAPAN	Conformant
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	Conformant
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	Conformant
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION	Non-conformant[2]
Gold	PAMP S.A.	SWITZERLAND	Conformant
Gold	Pease & Curren	UNITED STATES OF AMERICA	Communication Suspended
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA	Outreach Required
Gold	Planta Recuperadora de Metales SpA	CHILE	Conformant
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	Non-conformant[2]
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	Conformant
Gold	PX Precinox S.A.	SWITZERLAND	Conformant
Gold	QG Refining, LLC	UNITED STATES OF AMERICA	Outreach Required
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	Conformant
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA	Outreach Required
Gold	REMONDIS PMR B.V.	NETHERLANDS	Conformant
Gold	Royal Canadian Mint	CANADA	Conformant
Gold	SAAMP	FRANCE	Conformant
Gold	Sabin Metal Corp.	UNITED STATES OF AMERICA	Communication Suspended
Gold	Safimet S.p.A	ITALY	Conformant
Gold	SAFINA A.S.	CZECHIA	Conformant
Gold	Sai Refinery	INDIA	Outreach Required
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	Conformant
Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF	Communication Suspended
Gold	SAXONIA Edelmetalle GmbH	GERMANY	Conformant
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN	Conformant
Gold	Shandong Gold Smelting Co., Ltd.	CHINA	Conformant
Gold	Shandong Humon Smelting Co., Ltd.	CHINA	Outreach Required
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA	Outreach Required
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	Conformant
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	Conformant
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA	Conformant
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	Non-conformant[2]
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA	Conformant
Gold	Sovereign Metals	INDIA	Outreach Required
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA	Outreach Required
Gold	Sudan Gold Refinery	SUDAN	Outreach Required
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	Conformant
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF	Conformant
Gold	T.C.A S.p.A	ITALY	Conformant
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	Conformant
Gold	Tokuriki Honten Co., Ltd.	JAPAN	Conformant
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA	Outreach Required
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	Conformant
Gold	Torecom	KOREA, REPUBLIC OF	Conformant
Gold	Umicore Precious Metals Thailand	THAILAND	Conformant
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	Conformant
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA	Conformant
Gold	Valcambi S.A.	SWITZERLAND	Conformant
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA	Conformant
Gold	WIELAND Edelmetalle GmbH	GERMANY	Conformant

Gold	Yamakin Co., Ltd.	JAPAN	Conformant
Gold	Yokohama Metal Co., Ltd.	JAPAN	Conformant
Gold	Yunnan Copper Industry Co., Ltd.	CHINA	Outreach Required
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Conformant
Tantalum	AMG Brasil	BRAZIL	Conformant
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	Conformant
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA	Conformant
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA	Conformant
Tantalum	F&X Electro-Materials Ltd.	CHINA	Conformant
Tantalum	FIR Metals & Resource Ltd.	CHINA	Conformant
Tantalum	Global Advanced Metals Aizu	JAPAN	Conformant
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA	Conformant
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	Conformant
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA	Conformant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	Conformant
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	Conformant
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	Conformant
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	Conformant
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	Conformant
Tantalum	KEMET de Mexico	MEXICO	Conformant
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	Conformant
Tantalum	Mineracao Taboca S.A.	BRAZIL	Conformant
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Conformant
Tantalum	NPM Silmet AS	ESTONIA	Conformant
Tantalum	QuantumClean	UNITED STATES OF AMERICA	Conformant
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL	Conformant
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	Conformant
Tantalum	Taki Chemical Co., Ltd.	JAPAN	Conformant
Tantalum	TANIOBIS Co., Ltd.	THAILAND	Conformant
Tantalum	TANIOBIS GmbH	GERMANY	Conformant
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN	Conformant
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY	Conformant
Tantalum	Telex Metals	UNITED STATES OF AMERICA	Conformant
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	Conformant
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA	Conformant
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	Conformant
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA	Conformant
Tin	Alpha	UNITED STATES OF AMERICA	Conformant
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM	Outreach Required
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA	Conformant
Tin	China Tin Group Co., Ltd.	CHINA	Conformant
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL	Active
Tin	CRM Synergies	SPAIN	Conformant
Tin	CV Venus Inti Perkasa	INDONESIA	Active
Tin	Dowa	JAPAN	Conformant
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	Conformant
Tin	Estanho de Rondonia S.A.	BRAZIL	Conformant
Tin	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL	Conformant
Tin	Fenix Metals	POLAND	Conformant

Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA	Outreach Required
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	Non-conformant[3]
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	Conformant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	Conformant
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	Conformant
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA	Conformant
Tin	Luna Smelter, Ltd.	RWANDA	Conformant
Tin	Ma'anshan Weitai Tin Co., Ltd.	CHINA	Conformant
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	Conformant
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Conformant
Tin	Melt Metais e Ligas S.A.	BRAZIL	Conformant
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA	Conformant
Tin	Metallo Belgium N.V.	BELGIUM	Conformant
Tin	Metallo Spain S.L.U.	SPAIN	Conformant
Tin	Mineracao Taboca S.A.	BRAZIL	Conformant
Tin	Minsur	PERU	Conformant
Tin	Mitsubishi Materials Corporation	JAPAN	Conformant
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM	Outreach Required
Tin	Novosibirsk Processing Plant Ltd.	RUSSIAN FEDERATION	Active
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	Conformant
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	Conformant
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	Conformant
Tin	Pongpipat Company Limited	MYANMAR	Outreach Required
Tin	PT Aries Kencana Sejahtera	INDONESIA	In Communication
Tin	PT Artha Cipta Langgeng	INDONESIA	Conformant
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	Conformant
Tin	PT Babel Inti Perkasa	INDONESIA	Conformant
Tin	PT Babel Surya Alam Lestari	INDONESIA	Conformant
Tin	PT Bangka Serumpun	INDONESIA	Conformant
Tin	PT Bukit Timah	INDONESIA	Active
Tin	PT Menara Cipta Mulia	INDONESIA	Conformant
Tin	PT Mitra Stania Prima	INDONESIA	Conformant
Tin	PT Mitra Sukses Globalindo	INDONESIA	Active
Tin	PT Prima Timah Utama	INDONESIA	Conformant
Tin	PT Rajawali Rimba Perkasa	INDONESIA	Conformant
Tin	PT Refined Bangka Tin	INDONESIA	Conformant
Tin	PT Sariwiguna Binasentosa	INDONESIA	Conformant
Tin	PT Stanindo Inti Perkasa	INDONESIA	Conformant
Tin	PT Sukses Inti Makmur	INDONESIA	Active
Tin	PT Timah Nusantara	INDONESIA	Active
Tin	PT Timah Tbk Kundur	INDONESIA	Conformant
Tin	PT Timah Tbk Mentok	INDONESIA	Conformant
Tin	PT Tinindo Inter Nusa	INDONESIA	Conformant
Tin	Resind Industria e Comercio Ltda.	BRAZIL	Conformant
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA	Conformant
Tin	Soft Metais Ltda.	BRAZIL	Conformant
Tin	Super Ligas	BRAZIL	Active
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIET NAM	Conformant
Tin	Thaisarco	THAILAND	Conformant
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA	Active

Tin	Tin Technology & Refining	UNITED STATES OF AMERICA	Conformant
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM	Outreach Required
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	Conformant
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA	Non-conformant[3]
Tungsten	A.L.M.T. Corp.	JAPAN	Conformant
Tungsten	ACL Metais Eireli	BRAZIL	Conformant
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	BRAZIL	Active
Tungsten	Artek LLC	RUSSIAN FEDERATION	Outreach Required
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM	Conformant
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	Conformant
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CHINA	Outreach Required
Tungsten	Cronimet Brasil Ltda	BRAZIL	Conformant
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CHINA	Conformant
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	Conformant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	Conformant
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA	Conformant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	H.C. Starck Tungsten GmbH	GERMANY	Conformant
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	Conformant
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	Conformant
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION	Conformant
Tungsten	Japan New Metals Co., Ltd.	JAPAN	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA	Communication Suspended
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	Conformant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Jingmen Dewei GEM Tungsten Resources Recycling Co., Ltd.	CHINA	Conformant
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	RUSSIAN FEDERATION	Conformant
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA	Conformant
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA	Conformant
Tungsten	KGETS Co., Ltd.	KOREA, REPUBLIC OF	Conformant
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA	Conformant
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Masan High-Tech Materials	VIET NAM	Conformant
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION	Conformant
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA	Conformant
Tungsten	NPP Tyazhmetprom LLC	RUSSIAN FEDERATION	Active
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES	Conformant
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY	Conformant
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION	Conformant
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA	Conformant

1: SORs were removed from Poly direct suppliers by end of CY2021.
2: Smelters were conformant in reporting year 2021 and their status changed to non-conformant in March 2022. On March 7, 2022 outside of the reporting year, RMAP identified these entities as non-conformant pursuant to the London Bullion Market Association (LBMA) suspension from the LBMA’s Good Delivery List in light of violation of certain UK/EU/US sanctions.
3: Smelters were conformant in reporting year 2021, and their status changed to non-conformant in Feb 2022 due to failed the re-assessment by RMAP.

TABLE II- Country of Origin for Minerals

The Countries of Origin for the minerals present in Poly products are believed to potentially include, but may not be limited to, the following. Information is from RMI SORs, news reports, industry associations, metals brokers’ reports, and USGS reports (Countries listed for 3T are reported to account for ~98% of global mined ore). Data also checked for plausibility against RMI known countries from which conformant 3TG SORs source information was included in RMI RCOI reports.

Gold: Argentina, Australia, Brazil, Burkina Faso, Canada, Chile, China, Colombia, Democratic Republic of Congo*, Dominican Republic, Ghana, Guinea, Ivory Coast, Kazakhstan, Mali, Mexico, Mongolia, Papua New Guinea, Peru, Philippines, Russia, Senegal, South Africa, Tanzania*, Togo, Turkey, United States of America, Uzbekistan

Tantalum: Australia, Bolivia, Brazil, Burundi*, China, Colombia, Democratic Republic of Congo*, Mongolia, Mozambique, Nigeria, Portugal, Russia, Rwanda, Spain, Uganda*

Tin: Australia, Bolivia, Brazil, Burundi*, China, Democratic Republic of Congo*, Indonesia, Malaysia, Mongolia, Myanmar, Niger, Nigeria, Peru, Portugal, Russia, Rwanda*, Tanzania*, Thailand, Uganda*, Vietnam

Tungsten: Australia, Austria, Bolivia, Burundi*, Canada, China, Democratic Republic of Congo*, Mexico, Mongolia, Portugal, Russia, Rwanda*, Spain, Uganda*, United States of America, Uzbekistan, Vietnam

* Covered Countries for the purposes of Rule 13p-1